Exhibit 10.1

STOCK PURCHASE AGREEMENT dated as of October 3, 2023 by and among LV Holding, LLC, as the Buyer, TLA Acquisition Corp., as the Company,
and

Playboy Enterprises, Inc., as the Seller

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is dated as of October 3, 2023 (the “Effective Date”), by and among LV Holding, LLC, a California limited liability company (“Buyer”), TLA Acquisition Corp., a Delaware corporation (“TLA” or “Company”), and Playboy Enterprises, Inc., a Delaware corporation (“Seller”), each a “Party” and collectively, the “Parties”.
RECITALS
WHEREAS, as of the date of this Agreement, 100% of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Stock”) are owned by the Seller;
WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller sells to Buyer, and Buyer purchases from Seller, all of the Stock on the terms set forth herein; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions, as provided herein.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties and covenants hereinafter expressed and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Article I
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.
“Business” means forty (40) specialty stores (the “Stores”) and the Warehouse which TLA has operated stores under the names “Lovers”, “A Touch of Romance” and “Chrystals” since March 1, 2021.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California generally are closed for regular banking business.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing Working Capital” means Working Capital as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated May 13, 2023, by and between PLBY Group, Inc. and Flynt Management Group, LLC.
“Consent Escrow Amount” means a dollar amount equal to the product of (i) the percentage of total revenue of the Company represented by the Stores for which the applicable lease consents listed on Section 6.3 of the Company Disclosure Schedules were not obtained at Closing, multiplied by (ii) the Purchase Price.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, together with all amendments, supplements and other modifications thereto.
“Data Room” means the information and the documents in the virtual data room as of 12:00 p.m. (Pacific time), October 3, 2023, operated by Datasite entitled “Project Innovate” relating to the Company.
“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, community property interest, right of first refusal, right of first offer, restriction on transfer, easement, profit, license or sublicense, lease, servitude, right of way, covenant or zoning restriction or other similar adverse claim of any kind in respect of such property or asset.
“Environmental Law” means any applicable Law, and any governmental order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, labeling, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that, together with TLA, is treated as a single employer under Section 414 of the Code.

“Fraud” means, with respect to a Party hereto, an actual and intentional fraud with respect to the making by such Party of its representations and warranties pursuant to Article V, Article VI or Article VII, as applicable; provided that such actual or intentional fraud of such Party shall only be deemed to exist if such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party pursuant to this Agreement, as modified by the Company Disclosure Schedules or Buyer Disclosure Schedules, as applicable, were actually breached when made, with the express intention that the other Party rely thereon to its detriment.
“Fundamental Representation” means the representations and warranties of Seller and Company contained in Section 5.1(a), (b) and (c), Sections 6.1, 6.2, and 6.3 of this Agreement.
“GAAP” means Unites Stated generally accepted accounting principles, as in effect from time to time.
“Governmental Authority” means any federal, state or local government, or political subdivision thereof; or any organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, oversight, quasi-governmental or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or characterized by words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances (“PFAS”) and polychlorinated biphenyls.

“Intellectual Property” means all embodiments of, and the entire right, title and interest in and to all proprietary rights of every kind and nature in, including all rights and interests pertaining to or deriving from, any of the following, worldwide, whether registered, unregistered or registrable: (a) patents and patent rights, in any jurisdiction, including all provisionals, re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions, (b) trademarks and trademark rights, trade names, service marks, trade dress, logos, slogans, product configurations, service names, brand names, fictitious names, or assumed names utilized by and other indications of origin, in any jurisdiction and all goodwill associated therewith as well as the trademarks specifically identified in Section 6.12(a) of the Company Disclosure Schedules annexed hereto (“Trademarks”), and the goodwill and activities associated therewith; (c) inventions, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases. formulae, research and development data and computer software or firmware, discoveries, improvements, ideas, models, algorithms, systems, processes, technology, research schematics, data and database rights, designs, methodologies, customer lists, supplier lists, technical information and information technology, know-how other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof (“Trade Secrets”), (d) copyrights, writings, designs, mask works, Software (in any form or format, including all source codes), content and other original works of authorship in any medium, including applications or registrations in any jurisdictions for the foregoing and all moral rights in the foregoing, (e) all rights in internet web sites, internet domain names, telephone numbers, telecopy numbers, URLs and email addresses and related documentation, (f) social media accounts, the usernames and passwords (including “handles” and “hashtags”) associated therewith, and all content contained therein; (g) any other intellectual property or proprietary rights of any kind, nature or description; (h) all pending applications for the issuance or registration of any of the foregoing in any jurisdiction, and (i) any tangible embodiments of the foregoing (in whatever form or medium), including fictitious names, or assumed names utilized by the Company as well as the trademarks specifically identified in the Section 6.12(a) of the Company Disclosure Schedules annexed hereto; and (j) any and all registrations, applications, recordings, licenses, common-law rights and Contracts relating to any of the foregoing.
“Knowledge” means (a) in the case of the Company or the Seller, the actual knowledge of George Akopov and Tom Eckstein, after due inquiry, and (b) in the case of the Buyer, the actual knowledge of Lawrence Li, after due inquiry.
“Law” means any international, foreign, United States federal, state or local law, statute, ordinance, regulation, rule, constitution, treaty, order, judgment, injunction, decree or other requirement or rule of law of any Governmental Authority, including the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”) and the Affordable Care Act (“ACA”).
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed to the Company or for which the Company has obtained a covenant not to be sued.
“Litigation” means an action, investigation, administrative enforcement, suit or proceeding pending, or threatened, including an arbitration, a mediation, a trademark opposition proceeding or a UDRP proceeding.

“Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (a) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Company, or (b) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Company to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.
“Off-the-Shelf Software” means off-the-shelf software, as such term is commonly understood, that is commercially available on a retail basis.
“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).
“Pre-Closing Period” means any Tax period ending on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.
“Post-Closing Period” means any Tax period beginning after the Closing Date.
“Representative” means, with respect to any Person, each of such Person’s Affiliates, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.
“Restricted Business” means owned and operated retail stores selling adult products of a sexual nature. The “Restricted Business” shall be deemed not to include the Seller’s business conducted under the Honey Birdette® brand.
“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy issued to the Buyer in connection with the Contemplated Transactions, insuring the Buyer as the named insured.
“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of stock or equity such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Tax” or “Taxes” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Authority or under applicable Law, together with any interest, penalties or any other additions or increases..
“Tax Returns” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.
“Transaction Documents” means this Agreement, any other agreements entered into in connection with the Contemplated Transactions and any Schedule, Annex or Exhibit to any of the foregoing.
“Treasury Regulations” or “Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Warehouse” means the property located at 107 Clay Street SW, Auburn, WA 98001.
“Working Capital” means current assets of the Company (excluding cash and receivables from Affiliates of the Company) minus current liabilities of the Company (excluding payables to Affiliates of the Company), in each case as determined in accordance with GAAP and as set forth on Schedule 2.2; provided, however, that Working Capital will exclude Tax-related assets and liabilities, other than with respect to sales and uses Taxes, which shall be expressly included as an assumed liability; provided, further, to avoid double counting, in no event will any amount otherwise included in the calculation of the Closing Consideration be included in the definition of Closing Working Capital. Working Capital shall be calculated substantially in the form of Schedule 2.2.
“Working Capital Target” means $1,500,000.

Article II
PURCHASE AND SALE OF STOCK
Section 2.1    Purchased Stock. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, all of the Seller’s right, title and interest in and to all of the outstanding shares of the Stock at the Closing (the “Purchased Shares”). The aggregate purchase price for the Purchased Shares shall be an amount equal to $13,491,000.00 in cash payable on the Closing Date (subject to adjustment or deduction as provided in Sections 2.2, 2.3, and 2.4) (the “Purchase Price”).

Section 2.2    Working Capital Adjustments.
(a)Preliminary Statement. The payments at Closing will be determined pursuant to the terms of this Section 2.2. Not later than 5:00 p.m. Pacific Time on the date that is not more than two (2) Business Days before the Closing Date, the Seller shall deliver to the Buyer a draft estimated balance sheet of the Company as of the Closing Date (the “Initial Balance Sheet”) prepared in accordance with GAAP and in a manner consistent with Schedule 2.2, together with a statement (the “Preliminary Statement”) setting forth the Seller’s good faith estimate of the amount of the following at Closing: (i) Closing Working Capital (“Estimated Working Capital”), including reasonably detailed calculations of Estimated Working Capital as well as “register” or “till” cash at the Stores in an amount as is necessary to open the Stores on the day after the Closing Date as determined by reference to the historical practices of the Business, which in any event shall not be less than $19,148 in the aggregate for all Stores; and (ii) the amount, if any, by which the Estimated Working Capital is (A) less than the Working Capital Target (the “Estimated Decrease Amount”) or (B) greater than the Working Capital Target (the “Estimated Increase Amount”).
(b)Closing Payments. The aggregate consideration to be paid or delivered by the Buyer to the Seller at the Closing (the “Closing Consideration”) will be, without duplication:
(i)a dollar amount equal to the Purchase Price; less
(ii)the Escrow Amount (as hereinafter defined); plus
(iii)the Estimated Increase Amount, if any; minus
(iv)the Estimated Decrease Amount, if any.
(c)Post-Closing Adjustment Amount. The Closing Consideration payable to the Seller will be subject to adjustment after the Closing, if applicable, in accordance with this Section 2.2. After the Closing Date, the Closing Consideration will be, on a dollar-for-dollar basis reduced by the amount, if any, by which the Closing Working Capital is less than the Estimated Working Capital or increased by the amount, if any, by which the Closing Working Capital is greater than the Estimated Working Capital. The net amount of all sums that are an increase or decrease to the Closing Consideration as contemplated by this Section 2.2(c) as finally determined pursuant to Section 2.2(d) is referred to in this Agreement as the “Adjustment Amount.”
(d)Adjustment Procedures and Final Purchase Price.
(i)Buyer’s Statement. As promptly as practicable, but in any event not later than 5:00 p.m. Pacific Time on the date that is sixty (60) days after the Closing Date, the Buyer shall deliver (or cause to be delivered) to the Seller a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet,” as finally determined pursuant to this Section 2.2 prepared in accordance with GAAP and in a manner consistent with Schedule 2.2, together with the Buyer’s good-faith calculation of the actual amount of Closing Working Capital and reasonably supporting documentation as of the Closing (collectively, “Buyer’s Statement”)). Buyer’s Statement must be accompanied by a line-item reconciliation to the Preliminary Statement.

(ii)Cooperation. The Seller and the Buyer shall cause their respective Representatives and independent accountants to use commercially reasonable efforts to cooperate and assist as requested by the Parties and, if applicable, the Accounting Referee, in the preparation of the Initial Balance Sheet, the Closing Balance Sheet, the Preliminary Statement, Buyer’s Statement, and the calculation of each item set forth therein, and in the conduct of the reviews referred to in this Section 2.2, including making available to the extent necessary their respective books, records, work papers, and personnel from and after the Closing Date until the Determination Date.
(iii)Determination Date. The date on which Closing Working Capital is finally determined (the “Determination Date”) will be deemed to be the earliest of: (A) the Objection Date, if the Seller has not delivered an Objection Notice by 5:00 p.m. Pacific Time on the Objection Date; (B) the date of the expiration of the Negotiation Period if the Buyer and the Seller have resolved in writing all disputed amounts on or before such date; and (C) the date on which the Accounting Referee delivers its report as to the final determination of Closing Working Capital.
(iv)Acknowledgement. The Parties acknowledge and agree that the purpose of determining the Closing Working Capital and the related adjustments, if any, to the Purchase Price contemplated by this Section 2.2 is to measure differences, if any, between the Working Capital Target and the Closing Working Capital, and the adjustment procedures set forth in this Section 2.2 are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, valuation practices, or estimation methodologies for the purpose of determining the Closing Working Capital, unless required by GAAP or as dictated on Schedule 2.2.
(v)Objection Notice. If the Seller objects to any portion of the Closing Balance Sheet or Buyer’s Statement, then the Seller may, not later than 5:00 p.m. Pacific Time on the date that is thirty (30) days after receipt by the Seller of the Closing Balance Sheet and Buyer’s Statement (the “Objection Date”), deliver a written notice (an “Objection Notice”) to the Buyer. An Objection Notice must specify: (A) those particular items or amounts set forth in the Closing Balance Sheet or Buyer’s Statement as to which the Seller objects; (B) those obligations of the Buyer under this Agreement relating to Closing Working Capital that the Seller contests have been properly discharged; (C) the reasons, in reasonable detail, for each such objection together with any supporting documentation available to the Seller; and (D) the Seller’s calculation of Closing Working Capital. If the Seller does not timely deliver an Objection Notice, the Buyer’s calculation of Closing Working Capital in the Buyer’s Statement will be deemed final, binding, non-appealable, and conclusive.
(e)Dispute Resolution.
(i)If an Objection Notice has been delivered by the Seller on or before 5:00 p.m. Pacific Time on the Objection Date, the Seller and the Buyer shall, during the thirty (30) days after such delivery (the “Negotiation Period”), negotiate in good faith to reach agreement on the disputed items or amounts in order to determine Closing Working Capital. If, during such period, the Seller and the Buyer agree as to any component of Closing Working Capital, then the Seller and the Buyer shall execute a written acknowledgement of such agreed upon amounts, such amounts will be deemed final, binding, non-appealable, and conclusive on all Parties, and the Negotiation Period will be deemed expired with respect to such items as of such date of agreement and acknowledgment.

(ii)If the Seller and the Buyer are unable to agree on all such disputed items or amounts during the Negotiation Period, then the items or amounts that remain in dispute will be resolved by: (A) a firm of independent accountants having no material relationship with any Party and reasonably acceptable to both the Seller and the Buyer, as mutually agreed by the Parties in writing; or (B) if the Parties are unable to so agree upon such other firm of independent accountants within (ten) 10 days after the Negotiation Period, then the Parties shall each select a firm of independent accountants having no material relationship with any Party, and such firms shall jointly select a third firm of independent accountants having no material relationship with any Party (such selected firm in any case, the “Accounting Referee”). To the extent necessary, the Seller and the Buyer shall act in good faith to promptly agree on the Accounting Referee and to execute such engagement letters and other documents as will be necessary to engage the Accounting Referee within fifteen (15) days after the expiration of the Negotiation Period.
(iii)The Buyer and the Seller shall instruct the Accounting Referee in its engagement letter or in another joint written statement that the Accounting Referee: (A) will act as an expert in accounting, and as an arbitrator solely with respect to items in dispute under the Objection Notice, to resolve, in accordance with GAAP as in effect at the Closing Date and in a manner consistent with this Agreement to the extent that it may provide for a deviation from GAAP, the items or amounts that remain in dispute from the Objection Notice, and that are not deemed by this Agreement to be final, binding, non-appealable, and conclusive; (B) may not assign a value greater than the greatest value claimed for such item by the Buyer or the Seller or smaller than the smallest value for such item claimed by the Buyer or the Seller; (C) shall limit the scope of the disputes to be resolved thereby to (1) whether there were any mathematical errors in either Party’s determination of Closing Working Capital, and (2) whether the items in dispute were calculated in accordance with the terms of this Agreement; and (D) will use commercially reasonable efforts to complete its work and deliver to the Seller and the Buyer a written report of its decision as promptly as practicable, and in any event within thirty (30) days after the engagement of the Accounting Referee. Once the Accounting Referee has been engaged, if the Accounting Referee withdraws after a challenge, dies, or otherwise resigns or is removed, then such Accounting Referee will be replaced within ten (10) days thereafter by the Buyer and the Seller in accordance with this Section 2.2 and the time periods in this Section 2.2 will be adjusted and commence anew as of the date on which a replacement referee has been engaged.
(iv)As promptly as practicable, and in any event within fifteen (15) days after the engagement of the Accounting Referee, each of the Buyer and the Seller shall deliver to the Accounting Referee (with a copy to the other Party) a written presentation as to its position of Closing Working Capital. The Accounting Referee’s report will include a calculation of any disputed item and the resulting calculation of Closing Working Capital, and a line-item comparison (showing increases and decreases) to the calculations contained in Buyer’s Statement and the Objection Notice, together with reasonably detailed explanations of each variance. If any dispute is submitted to the Accounting Referee pursuant to this Section 2.2, Closing Working Capital, as determined by the Accounting Referee in its report, will, absent fraud, bad faith, or manifest error, be final, binding, non-appealable, and conclusive.
(v)Accounting Referee Expenses. The fees and expenses (including any retainer) of the Accounting Referee will be borne 50% by the Buyer and 50% by the Seller.
(vi)Final Purchase Price. The Closing Consideration, as adjusted by (A) the Adjustment Amount, if at all, as finally determined pursuant to this Section 2.2 and (B) the amount, if any, released to the Seller (or the Seller’s designee) will be referred to as the “Final Purchase Price.”

Section 2.3    Deposit of Escrow Amount. At the Closing, Buyer shall deduct $400,000 plus the Consent Escrow Amount from the Purchase Price otherwise payable to the Seller at the Closing (the “Escrow Amount”) and deposit such Escrow Amount into an escrow account established pursuant to the terms of an escrow agreement to be entered into at Closing (the “Escrow Agreement”) among the Seller, Buyer and an independent escrow agent (the “Escrow Agent”), in order to support any Seller payment obligation up to $100,000 under Section 2.2 (the “NWC Amount”), up to $300,000 for the satisfaction of Buyer indemnity claims in accordance with Article IX (the “Indemnity Amount”) and up to the Consent Escrow Amount for any lease-related consents listed on Section 6.3 of the Company Disclosure Schedules that were not obtained at Closing. Any fees payable in connection with the Escrow Agreement will be paid 50% by the Buyer and 50% by the Company. Any portion of the NWC Amount not necessary to satisfy Seller’s obligations under Section 2.2 shall be released in accordance with Section 2.4 and the remaining balance of the Indemnity Amount (if any) shall be released no later than the date that is six (6) months after the Closing Date in accordance with the terms of the Escrow Agreement. If a lease-related consent listed on Section 6.3 of the Company Disclosure Schedules is obtained post-Closing, then the corresponding portion of the Consent Escrow Amount, calculated by multiplying (i) the percentage of total revenue of the Company represented by the relevant Store for which the lease consent was obtained, by (ii) the Purchase Price, shall be released in accordance with the Escrow Agreement.
Section 2.4    Payment of Post-Closing Adjustment Amount. If (a) the Adjustment Amount represents an increase to the Closing Consideration, then (1) the Buyer shall promptly (and, in any event, within five (5) Business Days) after the Determination Date pay to the Seller the amount of such difference to one or more bank accounts designated in writing by the Seller and (2) the Seller and the Buyer shall provide joint written instruction to the escrow agent to release the entirety of the funds in the escrow account held for any post-closing adjustment to one or more bank accounts designated in writing by the Seller, (b) the Adjustment Amount represents a decrease of the Closing Consideration of $100,000 or less, then (1) the Seller and the Buyer shall provide joint written instruction to the escrow agent to release the Adjustment Amount to a bank account designated in writing by the Buyer and (2) the Seller and the Buyer shall provide joint written instruction to the escrow agent to release the entirety of the remaining funds for the Post-Closing Adjustment in the escrow account to one or more bank accounts designated in writing by the Seller, or (c) the Adjustment Amount represents a decrease of the Closing Consideration of greater than $100,000, then (1) the Seller and the Buyer shall provide joint written instruction to the escrow agent to release the Adjustment Amount to a bank account designated in writing by the Buyer and (2) the Seller shall promptly (and, in any event, within five (5) Business Days) after the final determination thereof pay to the Buyer the amount of such difference to a bank account designated in writing by the Buyer, in each case, by wire transfer of immediate available funds. The payments under this Section 2.4 shall not be subject to offset for any reason whatsoever except for any withholding of Taxes in accordance with Section 2.5.
Section 2.5    Withholding. Notwithstanding anything to the contrary set forth in this Agreement, if the Buyer determines that it is required to deduct or withhold any amount of Tax from any payment to be made pursuant to this Agreement, the Buyer shall provide at least twenty (20) days’ prior written notice to the Seller of the Buyer’s intent to deduct or withhold such amount and the basis for such deduction or withholding, and the Buyer shall take reasonable best efforts to cooperate, as reasonably directed by the Seller, in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for the Seller to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding.

Article III
CLOSING TRANSACTION
Section 3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation and closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than two (2) Business Days after the last of the conditions to Closing set forth in Article IV have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as the Seller and the Buyer may mutually agree upon in writing, and the date and time of the completion of the foregoing shall be deemed the “Closing Date”. The Closing shall take place remotely via the electronic exchange of documents and signatures. The Closing shall be deemed effective as of 12:01 a.m., Pacific Time, on the Closing Date.
Section 3.2    Deliveries. Subject to the conditions set forth in this Agreement:
(a)Deliveries by Seller. At or prior to the Closing, the Seller shall deliver to Buyer:
(i)resignations of all directors and officers of the Company;
(ii)the Escrow Agreement, duly executed and delivered by the Seller and the Escrow Agent;
(iii)the Preliminary Statement and any supporting documentation required to be delivered to Buyer pursuant to Section 2.2;
(iv)fully executed employment agreements by and between the Company or Buyer or one of its Affiliates and each of the individuals listed on Section 3.2(a)(iv) of the Company Disclosure Schedules, each of which shall be duly executed by such employees and, if applicable, the Company effective as of the Closing (the “Employment Agreements”);
(v)stock certificates evidencing the Purchased Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;
(vi)a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, that each of the conditions set forth in Section 4.2(a) and Section 4.2(b) have been satisfied;
(vii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions;
(viii)The Seller shall have delivered to the Buyer a completed Internal Revenue Service Form W-9; and
(ix)such other documents as Buyer may reasonably request in order to effectuate the provisions and purposes of this Agreement.
(b)Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller or, solely with respect to clause (ii) below, the Escrow Agent:

(i)the Closing Consideration, by wire transfer of immediately available funds to an account or accounts designated in writing at least two (2) Business Days prior to the Closing Date by the Seller;
(ii)the Escrow Amount, by wire transfer of immediately available funds to the account designated in the Escrow Agreement;
(iii)the Escrow Agreement, duly executed and delivered by Buyer;
(iv)Employment Agreements, duly executed and delivered by Buyer or one of its Affiliates to the extent they are a Party thereto;
(v)a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, that each of the conditions set forth in Section 4.3(a) and Section 4.3(b) have been satisfied;
(vi)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the manager of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions; and
(vii)such other documents as Seller may reasonably request in order to effectuate the provisions and purposes of this Agreement.
Article IV
CONDITIONS TO CLOSING
Section 4.1    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)(i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, writ, judgment, order or decree which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Contemplated Transactions to be rescinded following completion thereof; and (ii) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals, if any, that are necessary for the consummation of the transactions contemplated hereby and not materially adverse to any Party; and
(b)The R&W Insurance Policy shall have been conditionally bound by the insurer thereunder and be in full force and effect, subject to timely satisfaction of any conditions prior to, at or following Closing, as set forth herein.
Section 4.2    Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a)The representations and warranties made by Seller and TLA contained in Article V and VI of this Agreement and in any certificate delivered by Seller pursuant hereto shall be true and correct as of the date hereof and the Closing Date, with the same effect as though made at and as of such date (except those certificates, representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) shall be true and correct as of the Closing Date with the same effect as though made at and as of such date, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on the Company;
(b)Seller shall have duly performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Seller or TLA on or prior to the Closing Date;
(c)Seller shall have received or obtained all third-party consents and approvals that are listed on Section 6.3 of the Company Disclosure Schedules and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing; provided that with respect to any Company leases requiring consent in connection with the Contemplated Transactions, such condition shall be achieved upon receipt of a sufficient number of written consents (to the extent required) for leases representing stores which account for at least 80% of total revenue of the Company as set forth in the Company P&L (such determination inclusive of all store leases not requiring consents) and the Warehouse lease; provided further, that the Consent Escrow Amount is deposited with the Escrow Agent as set forth in Section 2.3;
(d)The Seller shall have delivered, or caused to be delivered, the deliverables set forth in Section 3.2(a); and
(e)There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company from the date of this Agreement through the Closing.
Section 4.3    Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:
(a)The representations and warranties made by Buyer in Article VII of this Agreement and in any certificate delivered by Buyer pursuant hereto shall be true and correct as of the date hereof and the Closing Date, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions;
(b)Buyer shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;
(c)Buyer shall have delivered, or caused to be delivered, the deliverables set forth in Section 3.2(b);

Article V
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER
Section 5.1    Seller Representations and Warranties. Except as set forth in the Company’s Disclosure Schedules provided herewith (the “Company Disclosure Schedules”) Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
(a)Ownership of Seller; No Encumbrances. Seller owns of record and beneficially all of the Stock. The Stock represents all of the issued and equity interests of the Company. Except as set forth on Section 5.1 of the Company Disclosure Schedules, Seller has the full power and authority to convey, and will convey to Buyer upon the Closing hereof, good and marketable title to the Stock, free and clear of any Encumbrances except for any Permitted Liens.
(b)Authority; Enforceability. Seller has the requisite corporate power and authority to execute, deliver and perform, as applicable, this Agreement and each of the Transaction Documents to which Seller is or will be a party. This Agreement and the Transaction Documents to be executed and delivered by Seller have been and will be duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement and the Transaction Documents to be executed and delivered by Seller are, and will be, legal, valid and binding obligations of such Seller, enforceable against Seller in accordance with their respective terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing. The Seller has been duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and Seller’s organizational documents are in full force and effect.
(c)No Conflict. The execution, delivery and performance of this Agreement by the Seller and each of the Transaction Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Material Contract, instrument or other writing of any nature whatsoever to or by which Seller is a party or is bound; or (ii) violate, conflict with or result in a breach of any material requirement of Law applicable to Seller.
(d)Litigation. No action or proceeding has been instituted against Seller before any court or other Governmental Authority by any Person seeking to restrain or prohibit the execution and delivery of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereunder or thereunder.
(e)Broker. Except as set forth in Section 5.1(e) of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller. Seller is solely responsible for any fees, commissions or expense reimbursements that may be due to any such broker, finder or investment banker.

(f)Virtual Deal Room. The materials uploaded to the Data Room have been compiled and, in relation to responses to questions asked by the Buyer or its advisers through the Data Room, prepared in good faith. The historical financial statements of the Company uploaded to the Data Room were materially complete and accurate when entered by Seller. To the knowledge of Seller, the information provided in the Data Room includes that which Seller reasonably believes would be material to a reasonable buyer of the Company and is true and not misleading in all material respects. Seller shall make available the true, correct and complete electronic records contained in the Data Room for a period of sixty (60) days following the Closing, and hereby authorizes the Buyer to download the foregoing at Closing.
Article VI
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY
Except as set forth in the Company Disclosure Schedules, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 6.1    Organization and Corporate Power. TLA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of its properties or the nature of its activities require it to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.2    Capitalization. The Seller owns one hundred percent (100%) of the issued and outstanding Stock of TLA. All of the issued and outstanding shares of Stock or other equity interests of TLA (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by the Seller, and (c) were not issued or acquired by the Seller in violation of any Law, agreement or the preemptive rights of any Person. There are no outstanding (x) securities convertible into or exchangeable for Stock of the Company, (y) options, warrants or other rights to purchase or subscribe for securities of the Company, or (z) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any securities of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. There are no voting trusts, voting agreements, proxies, stockholders’ agreements or other similar instruments restricting or relating to the rights of the Seller to vote, transfer or receive dividends with respect to any Purchased Shares or with respect to the management or control of the Company.
Section 6.3    Authorization; No Breach.
(a)The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by TLA and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of TLA, and no other corporate proceedings on the part of TLA are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by TLA constitute valid and binding obligations of TLA, enforceable in accordance with their respective terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing.

(b)Except as set forth on the Section 6.3 of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by the Company and the consummation of the transactions contemplated hereby and thereby does not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority, under the provisions of TLA’s certificate of incorporation, bylaws, authorization, or any Material Contract to which TLA is bound or affected, or any material Law to which TLA is subject.
Section 6.4    Subsidiaries. TLA does not have any Subsidiaries.
Section 6.5    Financial Statements. Copies of the following financial statements of the Company are attached to Section 6.5 of the Company Disclosure Schedules:
(a)unaudited monthly profit and loss statements for each of the first eight months of 2023 (the “Company P&L”);
(b)an unaudited balance sheet of the Company as of August 31, 2023 (the “Company Balance Sheet”); and
(c)Store-level unaudited monthly profit and loss statements for each retail location set forth on Section 6.5 of the Company Disclosure Schedules for each of the first eight months of 2023.
Each of the foregoing financial statements (including in all cases the notes thereto) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), is consistent with past practices, presents fairly in all material respects the financial condition of the Company as of the respective dates thereof. The Company Balance Sheet and the Company P&L have been prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures, changes resulting from normal year-end adjustments for recurring accruals, and adjustments for impairment of intangible and fixed assets, adjustments for impairment of intangible and fixed assets, and adjustments required under GAAP in connection with the preparation of consolidated financial statements (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets or operations of the Company).
Section 6.6    Absence of Undisclosed Liabilities. Except as set forth in Section 6.6 of the Company Disclosure Schedules, the Company has no material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted), except (i) obligations under contracts or commitments set forth on Section 6.11 of the Company Disclosure Schedules or under contracts and commitments entered into in the Ordinary Course of Business which are not required pursuant to Section 6.11 below to be set forth on Section 6.11 of the Company Disclosure Schedules (but not liabilities for breaches of any such contracts or commitments occurring on or prior to the Closing Date), (ii) liabilities reflected on the liability side of the Company Balance Sheet, (iii) liabilities and obligations which have arisen after the date of the Company Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iv) other liabilities and obligations to the extent expressly disclosed in this Agreement or the Company Disclosure Schedules.

Section 6.7    Absence of Certain Developments. Except as set forth on Section 6.7 of the Company Disclosure Schedules, as otherwise contemplated by this Agreement, and other than in each case in the Ordinary Course of Business consistent with past practices, since December 31, 2022, the Company has not:
(a)made any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(b)paid any material obligation or liability (other than in the Ordinary Course of Business);
(c)sold, leased, assigned or transferred any of its tangible assets, except in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it;
(d)sold, assigned, licensed, sublicensed, transferred or encumbered any Proprietary Rights or other intangible assets, or abandoned or permitted to lapse any of the Proprietary Rights that are material to the business of the Company;
(e)made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts or, in the case of non-officer employees, consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
(f)incurred any indebtedness or incurred or become subject to any material liability, except current liabilities incurred in the Ordinary Course of Business and liabilities under contracts entered into in the Ordinary Course of Business;
(g)suffered any extraordinary Losses or waived any rights of material value, whether or not in the Ordinary Course of Business;
(h)suffered any damage, destruction or casualty loss, whether or not covered by insurance, to its property in excess of $10,000;
(i)made any material capital expenditures;
(j)made any material change in any method of accounting or accounting policies, other than those required by GAAP or disclosed in the notes to the Company P&L or the Company Balance Sheet;
(k)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(l)entered into, materially amended or terminated any Material Contract or any government license or permit or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;
(m)imposed any Encumbrance upon any of the Company’s properties, securities or assets, tangible or intangible;

(n)adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(o)purchased, leased or acquired the right to own, use or lease any property or assets for an amount in excess of $20,000, individually (in the case of a Lease, per annum) or $50,000 in the aggregate (in the case of a Lease, for the entire term of the Lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business consistent with past practice;
(p)acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business, any Person, or any division thereof;
(q)made, changed or rescinded any Tax election made by the Company, amended any tax return of the Company or took any position on any tax return of the Company, took any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax liability required to be paid by the Company other than as contemplated in this Agreement or as required by Law; or
(r)entered into any other material transaction, other than in the Ordinary Course of Business, or materially changed any business practice.
Section 6.8    Leased Real Property.
(a)The Company does not own any real property and is not party to any contract, option agreement or otherwise, pursuant to which it has the right or obligation to acquire title to or any interest in real property.
(b)Section 6.8(b) of the Company Disclosure Schedules sets forth the address of any parcel of real property leased by TLA (collectively, the “Leased Real Property”), and a list of all the leases, subleases, amendments, extensions, renewals, guaranties, licenses, concessions and other agreements (whether written or oral) (collectively, “Leases”) for each such Leased Real Property. Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.
(c) Except as set forth in Section 6.8(c) of the Company Disclosure Schedules, with respect to each of the Leases:
(i)such Lease is legal, valid and binding on the Company, enforceable and in full force and effect;
(ii)the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
(iii)since March 1, 2021, TLA’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Leases;

(iv)TLA, nor any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
(v)no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;
(vi)all brokerage commissions and other compensation and fees payable by the Company by reason of the Leases, if any, have been paid in full, and to the Company’s Knowledge, all brokerage commissions and other compensation and fees payable by any other Persons by reason of the Leases have been paid in full;
(vii)the other party to such Lease does not have any economic interest in Seller or TLA;
(viii)Seller and TLA have not collaterally assigned or granted any other security interest in such Lease or any interest therein; and
(ix)there are no Encumbrances on the estate or interest created by such Lease other than Permitted Liens.
(d)No portion of the Leased Real Property, or any building or improvement located thereon, violates any Law, including Environmental Laws and those relating to zoning, building, adult-use, land use, health and safety, fire, air, sanitation and noise control. Except for the Permitted Liens, no Leased Real Property or business conducted thereon is subject to (i) any decree or order of any Governmental Authority or, to the Knowledge of TLA or Seller, threatened or proposed order, or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, recorded or not recorded. TLA has obtained all Permits required for the occupancy and use of the Leased Real Property for its current business operations, and all such Permits are in good standing, and neither TLA nor Seller has received notice of, and does not otherwise have any Knowledge of, any revocation or violations of any such Permits or that any revocation or violation is pending or threatened. The Leased Real Property constitutes all of the real property utilized by TLA in the operation of the Company.
(e)Except as set forth on Section 6.8(e) of the Company Disclosure Schedules, there are no amounts disputed by TLA and not paid to the landlords of the properties listed on Section 6.8(b) of the Company Disclosure Schedules.
(f)The Company is not party to any contract, option agreement or otherwise, pursuant to which it has the right or obligation to acquire title to real property.
(g)Other than as may be included in any Lease, to the Seller’s and TLA’s Knowledge, there are no outstanding rights of first refusal, rights of reverter or options relating to the Leased Real Property or any interest therein.

Section 6.9    Assets.
(a)TLA owns good and valid title to all of its assets, free and clear of all Encumbrances and other restrictions of whatever nature, except for (i) Encumbrances described on Section 6.9(a) of the Company Disclosure Schedules, (ii) Encumbrances for current Taxes or other assessments that are (x) not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established prior to the Closing Date, (iii) landlord’s, supplier’s, materialmens’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not past due, (iv) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor or licensee under a license, (v) liens of lessors under Real Property Leases and licensors under intellectual property licenses, (vi) any liens on the Company or its Stock that will be released as of the Closing Date, and (vii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate and do not affect the merchantability of the title to the such assets to which they relate (items (i) through (vii) above are collectively referred to herein as the “Permitted Liens”).
(b)The inventory of the Company is in like-new condition and is fit for sale to the general public. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are, to the Knowledge of the Company and Seller, in good operating condition and repair, ordinary wear and tear excepted, are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that, to the Knowledge of the Company and Seller, are not material in nature or cost. As of the Closing Date, the Company has good and valid title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Company Disclosure Schedules, other than as are subject to Permitted Liens.
(c)To the Knowledge of Seller and TLA, Section 6.9(c) of the Company Disclosure Schedules sets forth all necessary repairs, and reasonable estimates of the costs of such repairs, to the assets and leased property of the Company in order for such assets and property to be usable in the Ordinary Course of Business.
(d)Section 6.9(d) of the Company Disclosure Schedules sets forth a complete and accurate list showing all banks in which the Company maintains a bank account or safe deposit box (“Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all persons having access thereto.
Section 6.10    Tax Matters. Except as set forth on Section 6.10 of the Company Disclosure Schedules:
(a)The Company has timely filed, or caused to be filed, in accordance with applicable Law all material Company Tax Returns, including those for Washington, Delaware, Texas, California, Tennessee and Oregon, each of which is true, correct and complete in all material respects;
(b)all such Company Tax Returns are true, complete and accurate in all material respects;

(c)The Company has timely paid in full, or caused to be paid in full, all material Company Taxes (including but not limited to withholding, payroll and employment Taxes) due and payable (whether or not shown on any Company Tax Return) on or prior to the Closing Date;
(d)TLA is not currently the beneficiary of any extension of time within which to file any Company Tax Return with its activities, properties or employees;
(e)TLA has withheld and paid all material Company Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with its activities, properties or employees, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed on or prior to the Closing Date;
(f)There is no action, suit, proceeding, audit or claim pending, in progress, or, to the Company’s Knowledge, threatened, regarding any material Company Taxes;
(g)The Company has not been informed in writing by any Governmental Entity that the Company was required to file any Tax Return that the Company did not file;
(h)For all U.S. federal income tax purposes, at all times since March 1, 2021, the Company has been properly treated as a “Subchapter C corp.”, pursuant to 26 USC Subtitle A, CHAPTER 1, Subchapter C of the Code;
(i)Seller is not a “foreign person” within the meaning of Section 1445 of the Code;
(j)Section 6.10(j) of the Company Disclosure Schedules sets forth a list of all jurisdictions to which any Tax is properly payable by, or with respect, to the Company;
(k)There are no Tax rulings, requests for rulings or closing agreements relating to the Company; any applications for tax credits (including employee retention tax credits) by or with respect to the Company are true, complete and accurate in all material respects; and
(l)Notwithstanding any other representation or warranty in this Article VI, the representations and warranties contained in this Section 6.10 constitute the sole representations and warranties of the Company relating to Tax matters.
Section 6.11    Contracts and Commitments.
(a)Section 6.11 of the Company Disclosure Schedules sets forth an accurate and complete list of each of the following written Contracts of the Company together with all amendments, modifications, supplements, exhibits, attachments, waivers or other changes thereto (all Contracts, amendments, modifications and supplements required to be listed on Section 6.11 of the Company Disclosure Schedules, together with all Leases listed or otherwise disclosed on Section 6.8 of the Company Disclosure Schedules and all Contracts related to the Company Intellectual Property, being referred to herein as “Material Contracts”). Material Contracts include:
1.each Contract of the Company involving aggregate consideration in excess of $20,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

2.all Contracts that relate to the acquisition or disposition of any business, any stock or assets of the Company or any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), including any Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any stock or assets of the Company, in each case involving consideration in excess of $20,000;
3.all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
4.all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party that are not terminable at will without liability for any penalty or severance payment;
5.except for Contracts relating to trade receivables, all Contracts providing for the borrowing or lending of money (including, without limitation, guarantees);
6.all Contracts with any Governmental Authority to which the Company is a party;
7.all Contracts that restrict the business activity of the Company or that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restrict the Company from acquiring any security or business or soliciting any customer or prospective employee;
8.all Contracts between or among the Company, on the one hand, and the Seller or any Affiliate of Seller, on the other hand; and
9.all Leases.
(b)Each Material Contract (i) is in full force and effect; (ii) is a valid and binding obligation of the Company enforceable in accordance with its terms; (iii) to the Company’s Knowledge, will continue to be valid, existing and in full force and effect on the same terms immediately following the consummation of the Contemplated Transactions; and (iv) was entered into on an arm’s-length basis in the ordinary course of business and consistent with past practices. There has not occurred any material breach, default, event of default or, to the Company’s Knowledge, any circumstance that with notice or the passage of time, or both, would (x) constitute a material default or material event of default of the Company or, to the Company’s Knowledge, of any other party to a Material Contract or (y) give to others any right of termination, acceleration, suspension, revocation, cancellation or material amendment of such Material Contract.
(c)Buyer has heretofore been supplied with a true and correct copy of all such material written Material Contracts (and a true and correct written description of all oral contracts) which are disclosed in Section 6.11 of the Company Disclosure Schedules, together with all amendments, exhibits, attachments, waivers or other changes thereto.

Section 6.12    Intellectual/Proprietary Rights.
(a)Section 6.12(a) of the Company Disclosure Schedules sets forth all Intellectual Property owned by the Company (the “Company Intellectual Property” or “Proprietary Rights”). All patents, trademarks, URL(s) and copyrights contained in the Company Intellectual Property are in good standing, without challenge of any kind, and subject to the Company’s rights to bring actions for infringement, misappropriation or unauthorized use thereof.
(b)Except as set forth on Section 6.12(b) of the Company Disclosure Schedules, the Company will own as of the Effective Date, free and clear of any and all Encumbrances, all Company Intellectual Property. To the extent that any Company Intellectual Property has been developed or created by any Person other than TLA or Seller, TLA or Seller has a written agreement with such Person with respect thereto and TLA has obtained ownership of and is the exclusive owner of same by operation of law or by valid assignment of any such rights.
(c)The Company has a valid right and license to use material Licensed Intellectual Property, and Section 6.12(c) of the Company Disclosure Schedules sets forth a list of the material Licensed Intellectual Property (excluding Off-the-Shelf Software). Except as disclosed on Section 6.12(c) of the Company Disclosure Schedules, there are no royalties for the use of any such material Licensed Intellectual Property.
(d)Since March 1, 2021, the Company has not been a party to any claim or action, nor, to the Company’s Knowledge, is any claim or action threatened, that challenges the validity, enforceability or the Company’s ownership of, or the Company’s right to use, sell, or license, any Intellectual Property. To the Company’s Knowledge, no Company Intellectual Property is being infringed, misappropriated or violated by any Person. Except as set forth on Section 6.12(d) of the Company Disclosure Schedules, since March 1, 2021, TLA has not received any written notices of, nor is Seller or TLA aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Company Intellectual Property, including any demand or request that Seller or TLA license rights from a third party.
(e)The Company has not (i) to the Company’s Knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties; (ii) agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any intellectual property rights of third parties; or (iii) received any written notice that any Company Intellectual Property, the use of any of the foregoing or the conduct of the Company violate, infringe or otherwise conflict with the intellectual property rights of third parties (including any claim that a Person must license or refrain from using any intellectual property of any third party in connection with the conduct of the Company or the use of any Company Intellectual Property).
(f)To the Knowledge of the Company, the Company is, and has been since March 1, 2021, in material compliance with all applicable Laws and Contracts relating to data privacy, data protection, security breach notification and the collection, storage and use of personally identifiable information and user information gathered or accessed in the course of their respective operations and, to the Seller’s and the Company’s Knowledge, neither the Company nor any vendor, processor or service provider engaged on behalf of the Company has suffered any data breach or other security incident (including any ransomware attack) related to any personally identifiable information processed by or on behalf of the Company.

(g)The computer, information technology and data processing systems, facilities and services used or plan to be used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services used by the Company and the Stores (collectively, the “Systems”) are reasonably sufficient for the existing needs of the Business. Such Systems are in good working condition. To Seller’s and Company Knowledge, are free of any spyware, Trojan horses, viruses, worms, malware or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of data or other materials (collectively, “Bugs”). The Company has taken reasonable steps to ensure the Systems are free from Bugs; all Systems are protected from malfunctions, failures or service lapses. The Company backs-up data and information critical to the conduct of the Business at least once every seven days and conducts periodic tests to ensure the effectiveness of any such back-up systems and methodologies. Since January 31, 2021, there has been no failure, breakdown or continued sub-standard performance of any Systems and the Company has in place industry standard disaster recovery and business continuity plans, procedures and facilities.
Section 6.13    Litigation. Except as set forth on Section 6.13 of the Company Disclosure Schedules, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against the Company at law or in equity, or before or by any Governmental Authority, and, to the Knowledge of the Company, there is no reasonable basis for any of the foregoing.
Section 6.14    Employees.
(a)Except as set forth on Section 6.14 of the Company Disclosure Schedules, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against TLA with respect to or by any employee or former employee of the Company and there are no claims, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against any employees of the Company. There are no, and since March 1, 2021, TLA has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company’s Knowledge and since March 1, 2021, TLA has not engaged in any unfair labor practices. To the Knowledge of Seller and the Company, there are no organizational efforts presently made or threatened by or on behalf of any Union with respect to employees of the Company. The Company is not, and since March 1, 2021 has not been a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”) and there is not, and since March 1, 2021 there has not been, any Union representing or purporting to represent any employee of the Company with respect to the Company, and to Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees of the Company for the purpose of collective bargaining. Since March 1, 2021, there has not been, nor, to the Company’s Knowledge, has there been any, or any threat of, work slowdowns, work stoppages, lockouts, concerted refusals to work overtime or other similar labor disruptions or dispute affecting the Company or any of its employees.

(b)Section 6.14(b) of the Company Disclosure Schedules sets forth a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation opportunity; (vi) leave status; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth on Section 6.14(b) of the Company Disclosure Schedules, the employment of each employee and engagement of each independent contractor of the Company is terminable at the will of the Company, and the Company is not a party to any employment, independent contractor, non-competition or severance Contract with any current or former employee or independent contractor of the Company. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses. No offer of employment or engagement, except in the ordinary course of business, has been made by the Company. Except in the ordinary course of business, no employee or independent contractor of the Company has given notice terminating such employee’s or independent contractor’s employment or engagement or is under notice of dismissal and, to the Seller’s Knowledge, no employee or independent contractor of the Company has any plans to terminate employment or engagement with the Company, including as a result of the transaction contemplated by this Agreement. There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third party insurance carrier. With respect to each Employee Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.
(c)Except as disclosed on Section 6.14(c) of the Company Disclosure Schedules, the employment or engagement of each of the current employees of the Company is terminable by the Company, as applicable, at will and without penalty or Liability.
Section 6.15    Employee Benefit Plans.
(a)The attached Section 6.15(a) of the Company Disclosure Schedules, lists or describes each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained or contributed to by (or required to be maintained or contributed to by) TLA maintains on behalf of any current or former employee of the Company, and each other plan, arrangement, policy or understanding (whether written or oral) relating to retirement, health or welfare (including a Code Section 125 cafeteria plan), compensation, deferred compensation, bonus, severance, fringe benefits or any other employee benefits maintained or contributed to by (or required to be maintained or contributed to by) TLA (or Seller) for the benefit of any current or former employee of the Company. Each item listed or required to be listed on the Section 6.15(a) of the Company Disclosure Schedules is referred to herein as a “Company Employee Benefit Plan.”
(b)No Company Employee Benefit Plan is (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA that could reasonably be expected to result in any liability with respect to Buyer, (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) an employee benefit plan, program or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(c)Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service, and nothing has occurred since the date of such letter that cannot be cured within the remedial amendment period provided by Section 401(b) of the Code which would prevent any such Company Employee Benefit Plan from remaining so qualified. Except as set forth and described in reasonable detail in Section 6.15(c) of the Company Disclosure Schedules or could not reasonably be expected to result in any liability to Buyer, each Company Employee Benefit Plan and any related trust, insurance contract or fund has been maintained in all material respects in accordance with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including ERISA and the Code.
(d)Except as set forth and described in reasonable detail on Section 6.15(d) of the Company Disclosure Schedules, none of the Company Employee Benefit Plans obligates TLA to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.
(e)Except as set forth on Section 6.15(e) of the Company Disclosure Schedules, (i) no asset of TLA that is to be acquired by Buyer, directly or indirectly, pursuant to this Agreement is subject to any Encumbrance under ERISA or the Code; (ii) TLA has not incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) with respect to any Company Employee Benefit Plan; and (iii) there are no pending or threatened actions, suits, investigations or claims with respect to any Company Employee Benefit Plan (other than routine claims for benefits) which could result in any liability to Buyer (whether direct or indirect), and no facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims to the Knowledge of the Company.
(f)With respect to each Company Employee Benefit Plan, the Company has furnished to Buyer true and complete copies of (i) the most recent plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the most recent determination letter received from the Internal Revenue Service, and (iii) the most recent Form 5500 Annual Report (including all schedules and other attachments).
(g)Section 6.15(g) of the Company Disclosure Schedules lists each (i) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement, (ii) Employee Welfare Benefit Plan, (iii) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or other retirement, severance, termination, bonus, excess benefit, profit-sharing, incentive deferred compensation, tax gross-up, employee loan, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (iv) agreement or plan providing for severance or change-in-control payments, or (v) fringe benefit plan, in each case whether funded or unfunded, written or unwritten, qualified or non-qualified, maintained, sponsored or contributed to by the Company or under which the Company has, or would be reasonably be expected to have, any obligation or other Liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants or directors, or the spouses, beneficiaries or other dependents thereof. “Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2), and (z) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

(h)The execution of all documents contemplated herein, and the performance of the transactions contemplated hereby will not constitute a triggering event under any such Employee Benefit Plan that will result in any payment, “parachute payment” (as defined in Section 280G of the Code), or otherwise result in the acceleration, vesting or increase in benefits to any Person.
(i)No Company Employee Benefit Plan is subject to Section 409A of the Code.
(j)This Agreement and the Contemplated Transaction do not contemplate any transfer of assets from the Seller’s Employee Investment Savings Plan (the “Seller Plan”). Seller understands and agrees that employees that continue employment with TLA could have a severance from employment under the terms of the Seller Plan and may receive a distribution of their account balances from the Seller Plan in accordance with the terms of the Seller Plan.
Section 6.16    Compliance with Laws; Permits; Certain Operations. Except as set forth on Section 6.16 of the Company Disclosure Schedules:
(a)TLA has in all material respects complied and is in all material respects in compliance with all applicable Laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of the Company and no written notices have been received by and no claims have been filed against TLA (or Seller) alleging a violation of any such Laws, ordinances, codes, rules, requirements or regulations, including FACTA.
(b)TLA holds all material permits, licenses, certificates, accreditations or other authorizations of federal, state and local governmental agencies required for the conduct of its business (“Permits”), and Section 6.16 of the Company Disclosure Schedules sets forth a list of all of such Permits. TLA is in all material respects in compliance with all terms and conditions of any such material Permits.
(c)To the Knowledge of Seller, neither TLA nor any officer, manager, employee, agent, or representative of TLA has offered or given, on TLA’s behalf, anything of value to: (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any customer or supplier; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value was offered, given or promised, directly or indirectly, to any Person described in (i) or (ii) above, in any such case, for the purpose of any of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (z) constituting a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.

Section 6.17    Environmental Matters. To the Knowledge of the Company, the Company (a) is in material compliance with any and all applicable Environmental Laws, (b) has received all material Permits required of it (if any) under applicable Environmental Laws to conduct its business, and (c) is in material compliance with all terms and conditions of any such Permit, if any, except where, in each of the three foregoing clauses, the failure to so comply or receive such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Seller has provided or otherwise made available to Buyer and listed on Schedule 6.17: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the environmental condition of the Business or Assets of the Company or any currently or formerly owned, operated or leased real property which are in the actual possession of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
Section 6.18    Transactions with Related Persons. Except as disclosed on Section 6.18 of the Company Disclosure Schedules, (a) Seller does not, nor does any director or officer of the Seller, nor any Affiliate of any of the foregoing (each such person, a “Related Party”) own any interest in any asset of the Company; (b) no Related Party is a party to any Contract with the Company or (c) has, since March 1, 2021, been a party to any transaction or Contract with the Company. Except as disclosed on Section 6.18 of the Company Disclosure Schedules, the Company is not obliged to pay in the future any amounts to any Related Party.
Section 6.19    Insurance. Prior to the Closing, the Company does not hold any insurance policies of its own and is covered as a named insured by the insurance policies of the Seller and its corporate group. The Seller’s liability insurance policies are listed on Section 6.19 of the Company Disclosure Schedules. True, complete and accurate copies of such insurance policies have been provided to the Buyer. Such policies are in full force and effect on the date hereof and all premiums due on the policies have been paid, except as would not have a Material Adverse Effect on the Company. Except as set forth on Section 6.19 of the Company Disclosure Schedules, there are no pending claims under any of such policies.
Section 6.20    Suppliers. Section 6.20 of the Company Disclosure Schedules sets forth a complete and accurate list of the 10 largest vendors of the Company (measured by aggregate costs of the Company) as of the date of the Company Balance Sheet (the “Balance Sheet Date”), and such vendors represent approximately fifty percent (50%) of the aggregate third party costs of the Company as of the Balance Sheet Date. Except as set forth on Section 6.20 of the Company Disclosure Schedules, the relationships of the Company with the vendors required to be listed on Section 6.20 of the Company Disclosure Schedules are good commercial working relationships and none of such vendors has cancelled, terminated or otherwise materially altered or notified the Company in writing of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter such vendor’s relationship with the Company (including in connection with, or as a result of the transactions contemplated by, this Agreement).

Section 6.21    Warranties and Guaranties. To the Company’s Knowledge, each product sold, leased, licensed, distributed or delivered by the Company, and each service performed by the Company, has been in material conformity with all applicable contractual commitments and all express warranties in all material respects, and the Company does not have any material Liability with respect to any warranties. Seller has provided Buyer with copies of accurate and complete copies of the standard terms and conditions of sale, distribution or delivery for the Company (containing applicable warranty, guaranty and indemnity provisions). No product sold, leased, licensed, distributed or delivered by the Company or service performed by the Company is subject to any warranty, guaranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or license set forth on Section 6.21 of the Company Disclosure Schedules.
Section 6.22    Names and Locations. Since March 1, 2021, (i) the Company has not operated under any name other than TLA Acquisition Corp. and not conducted business at its stores other than under the names Lovers, Touch of Romance or Chrystals, and (ii) all of the material assets necessary for the conduct of the Business are located at the Leased Real Property, and if, at any time following the Closing, either Party becomes aware that any material asset necessary for the conduct of the business was not located at the Leased Real Property as contemplated by this Agreement, then Seller shall promptly transfer or cause its Affiliates to transfer such material asset to Buyer.
Section 6.23    No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI (including the related portions of the Company Disclosure Schedules), none of the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer any information, documents or material delivered to the Buyer/made available to the Buyer, management presentations or in any other form in expectation of the Contemplated Transactions hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.
Article VII
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer’s disclosure schedule provided herewith (the “Buyer Disclosure Schedules”), the Buyer hereby represents and warrants to the Company and the Seller, as of the date hereof and as of the Closing Date as follows:
Section 7.1    Organization and Qualification. The Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of California and has all requisite company power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Buyer is qualified to do business as a foreign limited liability company and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. A true and complete copy of the organizational and governing documents of the Buyer (including any amendments thereto) as presently in effect have been heretofore made available to the Company. The Buyer is not in violation of any term or provision of its organizational or governing documents.

Section 7.2    Authority; Enforceability. Buyer has the requisite legal capacity to execute, deliver and perform, as applicable, this Agreement and each of the Transaction Documents to which Buyer is or will be a party. This Agreement and each of the Transaction Documents to be executed and delivered have been and will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller and the Company, this Agreement and all of the documents and agreements to be executed and delivered are, and will be, legal, valid and a binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing.
Section 7.3    No Conflict. The execution, delivery and performance of this Agreement by Buyer and each of the Transaction Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby do not and will not: (a) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Contract, instrument or other writing of any nature whatsoever to or by which Buyer is a party or is bound; or (b) violate, conflict with or result in a breach of any legal requirement. Except as set forth on Section 7.3 of the Buyer Disclosure Schedules, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by the Company and the consummation of the transactions contemplated hereby and thereby does not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (iv) require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority, under the provisions of Buyer’s certificate of formation or operating agreement or any indenture, mortgage, lease, loan agreement, license, contract, understanding, commitment or other agreement or instrument to which Buyer is bound or affected, or any Law to which Buyer is subject.
Section 7.4    Compliance with Law. Except as set forth on Section 7.4 of the Buyer Disclosure Schedules, (a) neither the Buyer nor, to the Knowledge of the Buyer, any officer, director, manager or employee of the Buyer, in such capacity, has received notice from any Governmental Authority of, or to the Knowledge of the Buyer, is charged or threatened with or under investigation with respect to, any violation of any provision of any applicable Law and (b) the Buyer and the Buyer’s subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets.
Section 7.5    Litigation. Except as set forth on Section 7.5 of the Buyer Disclosure Schedules, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of their respective properties by or before any Governmental Authority. The Buyer is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority. No action or proceeding has been instituted, or the Knowledge of the Buyer threatened, against Buyer before any court or other Governmental Authority by any Person seeking to restrain or prohibit the execution and delivery of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereunder or thereunder or that questions the validity of any of the Transaction Documents.

Section 7.6    No Broker. Except as set forth in Section 7.6 of the Buyer Disclosure Schedules, Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expense re-imbursement in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer. Buyer is solely responsible for any fees, commissions or expense reimbursements that may be due to any such broker, finder or investment banker.
Section 7.7    Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Consideration at the Closing and to consummate the transactions pursuant to this Agreement. The Buyer’s obligation to pay the Closing Consideration in cash is not contingent upon procuring any financing.
Section 7.8    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and the Company shall be solvent and shall: (a) be able to pay their respective debts as they become due; (b) own property that has a present fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) not have an unreasonably small amount of capital to carry on their respective business. In connection with the transactions contemplated by this Agreement, the Buyer has not incurred, and has no current plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 7.9    Investment Purpose. The Buyer is acquiring the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Purchased Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. The Buyer has had the opportunity to discuss the business, assets, liabilities, financial condition and operations of the Company with the Seller and its Representatives, has received all materials, documents and other information that the Buyer deems necessary or advisable to evaluate the Company and the Purchased Shares and has made its own independent examination, investigation, analysis and evaluation of the Company and the Purchased Shares, including its own estimate of the value of the Purchased Shares. The Buyer has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Company) as the Buyer deems adequate.

Section 7.10    No Reliance. Except for the representations and warranties set forth in Articles V and VI hereof (including, for this purpose, as augmented by the Company Disclosure Schedules), and subject to Section 5.1(f), Buyer expressly acknowledges that it has not relied upon and shall have no claim or right to indemnification and Seller shall not have or be subject to any liability to any Buyer Indemnitee with respect to (a) any information, documents, materials or inducements (“Extra-Contractual Information”) furnished by or on behalf of the Company, the Seller or any of their respective representatives, agents or advisors relating in any way to the Company or the Seller (including, without limitation, Extra-Contractual Information supplied, furnished or conveyed (i) in any due diligence data room, (ii) in connection with fulfillment of Buyer’s due diligence requests, (iii) as part of any management presentations or (iv) otherwise in advance of or in expectation of the transactions contemplated hereby) or (b) the accuracy or completeness of the Extra-Contractual Information so supplied, furnished or conveyed including, without limitation, information, documents or materials omitted from (i) any due diligence data room, (ii) responses to due diligence requests, (iii) management presentations or (iv) otherwise. Except for the representations and warranties contained in this Article VII, none of the Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding the Buyer furnished or made available to the Seller any information, documents or material delivered to the Seller or made available to the Seller, or any representation or warranty arising from statute or otherwise in Law.
Article VIII
COVENANTS
Section 8.1    Further Assurances. Each Party shall cooperate with the other Parties and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be requested by a Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.
Section 8.2    Restrictive Covenants.
(a)Except as expressly contemplated by this Agreement, for a period of three (3) years commencing on the Effective Date (the “Restricted Period”), the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business competitive with the Restricted Business in the United States of America (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, member, shareholder, employee, principal, agent, licensee, trustee or consultant; or (iii) intentionally interfere in any material respect with any business relationship (whether formed prior to or after the Effective Date) between the Company and any customer or supplier of the Company. Notwithstanding the foregoing, the Seller may own, directly or indirectly, securities of any Person traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)During the 18 months following the Closing, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or Buyer or any Buyer Affiliate, encourage any such employee to leave such employment or hire any such employee who has left such employment, except that the Seller may hire such employees (i) pursuant to a general solicitation which is not directed specifically to any such employees, (ii) that have not been employed by Company or the Buyer for a period of six (6) months, or (iii) that contact the Seller on their own initiative for the purpose of seeking employment, without any direct or indirect solicitation by or encouragement from the Seller.

(c)Should the individuals referred to in Section 3.2(a)(iv) of the Company Disclosure Schedule resign from the Company during the 18 months following the Closing, then Seller and its Affiliates shall not employ or contract with such individuals.
(d)The Seller acknowledges that a breach or threatened breach of this Section 8.2 could give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it or her in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)Seller acknowledges that the restrictions contained in this Section 8.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 8.3    Public Announcements. Seller will have the sole discretion in determining whether to issue any press release or otherwise make any public statements in respect of this Agreement or any of the Contemplated Transactions, including the purchase of the Purchased Shares, and may issue any such press release or make any such public statement without the prior written consent of the Buyer. Until the issuance of a statement or press release by Seller, the Buyer shall not issue any press release or otherwise make any public statements in respect to this Agreement or any of the Contemplated Transactions, including the purchase of the Purchased Shares, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Promptly after the execution of this Agreement, each of the Parties shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction, regulatory body or public securities exchange to the extent necessary in connection with any of the Contemplated Transactions. The Buyer may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Authority or any listing agreement with a public securities exchange, in which case the Buyer will (a) consult with the Company and the Seller prior to such disclosure, and (b) seek confidential treatment for such portions of such disclosure as are reasonably requested by the Company and the Seller.

Section 8.4    Expenses. With respect to the costs and expenses (including (i) legal, accounting, consulting, advisory and brokerage fees and other expenses and (ii) any sale bonus, change in control bonus, retention bonus, transaction bonus, severance payments or amounts that become payable in connection with the execution of this Agreement or the Closing and, where applicable, the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments) incurred in connection with the transactions contemplated hereby (the “Transaction Expenses”), (a) Seller will bear the Transaction Expenses of the Seller and the Company (including any applicable payments in connection with any consents required to be delivered by the Company or Seller), and (b) Buyer will bear the Transaction Expenses of Buyer. Buyer and Seller shall each respectively bear fifty percent (50%) of the R&W Insurance Policy, including the total premium and all of the underwriting costs, brokerage commissions, any Taxes related to such policy and other fees and expenses of the underwriter(s) of such policy, and the fees of the Escrow Agent, if any. For the avoidance of doubt, all Parties hereto acknowledge and agree that the Company will bear no Transaction Expenses on behalf of itself or Seller or any third party.
Section 8.5    Related Party Agreements. As of the Closing, all Contracts, and all Liabilities under any Contract, between the Company and any Related Party shall continue to be in full force and effect, other than those expressly set forth on Schedule 8.5 which shall be terminated by the Company and all Liabilities relating thereto shall be discharged, released or paid in full without any continuing Liability to, or obligation of the Company.
Section 8.6    R&W Insurance Policy. Buyer and the Company acknowledge that, as an inducement to the Company to enter into this Agreement, prior to or at Closing, Buyer shall obtain the R&W Insurance Policy, which will include a waiver of the insurer’s rights of subrogation against the Seller, except in the case of any action or claim based on Fraud. From and after the date of this Agreement, Buyer and its Affiliates shall not amend, repeal, waive, modify, terminate or otherwise revise the waiver of subrogation provision in the R&W Insurance Policy in any manner adverse to the Seller without the prior written consent of the Seller. The Company will reasonably cooperate with Buyer’s efforts to obtain and bind the R&W Insurance Policy, including by making available due diligence materials reasonably requested by Buyer or its Representatives. Buyer and Seller shall each respectively bear fifty percent (50%) of the deductibles and retainage under the R&W Insurance Policy, provided that the R&W Insurer confirms in writing that such deductible or retainage is subject to a claim or claims that would otherwise be entitled to coverage under the R&W Insurance Policy.

Section 8.7    Cooperation; Consents. Buyer, Seller and the Company each shall use commercially reasonable efforts to (a) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and (b) promptly cooperate with and furnish information to any Party necessary in connection with any such requirements imposed upon any other Party in connection with the consummation of the transactions contemplated by this Agreement. Promptly following the date hereof, Buyer, Seller and the Company shall consult with one another to determine (i) which of the consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person, required to be obtained or made in connection with the transactions contemplated by this Agreement should be sought prior to Closing and (ii) which notices required to be provided to any Person in connection with the Contemplated Transactions should be sent prior to Closing. After such determination, Buyer, Seller and the Company shall each use commercially reasonable efforts to obtain or make any consents, approvals, orders or authorizations of, or registrations, declarations or filings that the parties have agreed should be sought prior to Closing and send any notices that the parties have agreed should be sent prior to Closing; provided, however, that no Party is required to make any payment to any Person or Governmental Authority to obtain any consents, waivers, approvals, exemptions, licenses or authorizations. The Company shall provide to the Buyer evidence, reasonably satisfactory to the Buyer, of any such consents, approvals, orders or authorizations of, or any registrations, declarations or filings that are obtained or made.
Section 8.8    Disclosure Supplements. From time to time prior to the Closing, the Company may supplement or amend the Company Disclosure Schedules with respect to any matter hereafter arising or of which the Company becomes aware after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedules or which is necessary to complete or correct any information in the Company Disclosure Schedules or in any representation or warranty which has been rendered inaccurate thereby.
Section 8.9    Transitional Matters. On and after the Closing, the Buyer and the Company shall reasonably cooperate with the Seller in regard to the transitional matters set forth on Section 8.9 of the Company Disclosure Schedules, to the extent such matters have not already been completed as of the Closing.
Section 8.10    Employee Matters.
(a)For a period of six (6) months after the Closing, the Buyer hereby agrees that it shall, or it shall cause the Company to, utilize commercially reasonable efforts to maintain the employment of each employee of the Company as of the Closing Date (each, an “Employee”) at generally comparable levels of compensation and benefits (other than any equity incentive arrangements) that were provided to each such Employee immediately prior to the Closing. From and after the Closing, the Buyer agrees to comply with all applicable labor and employment Laws relating to any Company employees (and independent contractors), including but not limited to any laws regarding final pay, vacation or payout of accrued paid-time-off, prohibited discrimination, the provision of medical insurance, and/or notice (or pay in lieu thereof) pursuant to the WARN, or any similar Laws, and further agrees to indemnify, hold harmless and, at the option of the Seller, defend the Seller from and against any and all liabilities, obligations and costs, including but not limited to reasonable attorneys’ fees, arising out of or resulting from any failure to fully comply with WARN or this Section 8.10 by the Buyer or any of its Affiliates on or after the Closing Date. Seller shall promptly notify the Buyer of any conduct which could be reasonably expected to be aggregated for WARN purposes with conduct of the Company and its Affiliates during the ninety (90) days prior to and including Closing, including with respect to the matters set forth on Section 8.10 of the Company Disclosure Schedules.

(b)Employment agreements with the individuals listed in Section 3.2(a)(iv) of the Company Disclosure Schedules shall be executed at or prior to Closing. No rights to employment will exist for such individuals unless and until such employment agreements are executed and delivered.
(c)Nothing contained herein, express or implied: (i) shall be construed to establish, create, amend or modify any benefit plan, program, agreement or arrangement by Company, Buyer or Buyer’s Affiliates, or require the Company, Buyer or Buyer’s Affiliates to establish, create, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the Buyer’s, Buyer’s Affiliate’s or the Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as the Buyer otherwise satisfies its obligations under this Section 8.10, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
Section 8.11    Inventory. Prior to Closing, Buyer may elect to conduct a physical inventory of the Business, at Buyer’s sole cost and expense, and the Company and Seller shall reasonably cooperate and assist with any such inventory (including providing reasonable services of their respective employees during normal business hours).
Section 8.12    Books and Records. Buyer and the Company shall retain all books and records of the Company until the three-year anniversary of the Closing (or such longer period required by applicable Law) in a manner reasonably consistent with the prior practices of the Company, and, upon reasonable notice, afford the Seller and its representatives reasonable access, during normal business hours, to such books and records.
Section 8.13    Release of Encumbrances. The Company shall have obtained a release of all Encumbrances as set forth on Section 6.3 of the Company Disclosure Schedules.
Article IX
SURVIVAL AND INDEMNIFICATION
Section 9.1    Survival. Except as otherwise provided herein:
(a)None of the representations and warranties set forth in Article V and Article VI will survive the Closing, provided that the right to assert a claim with respect to any breach or inaccuracy of the representations and warranties contained in the Fundamental Representations contained in Article V and Article VI shall survive for a period of fifteen (15) months following the Closing Date; provided, further that claims first asserted in writing within the survival period will not thereafter be barred and in calculating any amount of any Loss, there shall be deducted an amount equal to any net Tax benefit the Person claim in such Loss for Tax purposes to the extent actually realized as a result of Loss, in the year the relevant Loss was incurred.
(b)The representations and warranties set forth in Article VII of this Agreement will survive the Closing for a period of fifteen (15) months following the Closing Date; provided, that claims first asserted in writing within the survival period will not thereafter be barred and in calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit the Person claiming such Loss for Tax purposes to the extent actually realized as a result of such Loss, in the year the relevant Loss was incurred.

(c)The covenants of the Parties contained herein shall survive the Closing for such time as is necessary for the fulfillment of the covenant or for the period explicitly specified therein.
(d)Notwithstanding anything herein to the contrary, nothing in this Article IX shall limit Buyer’s (or any of its Affiliates’) ability to make a claim under the R&W Insurance Policy, it being understood that the R&W Insurance Policy shall be the sole recourse of Buyer for any claims against the Seller under this Agreement for a breach of the representations and warranties set forth in Article V or Article VI of this Agreement other than any claim with respect to a breach of a Fundamental Representation or those excluded or excepted under the R&W Insurance Policy.
Section 9.2    Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer, each of Buyer’s Affiliates and each of their respective members, managers, shareholders, direct and indirect owners, directors, trustees, officers, employees, attorneys, representatives, agents, heirs, successors and assigns (collectively, the “Buyer Indemnitees”), against any and all claims, actions, penalties, taxes, fines, expenses, losses, costs, deficiencies, Liabilities and damages (including, without limitation, reasonable attorneys’ fees and disbursements and costs of investigation) (collectively, “Losses”) incurred or suffered by any Buyer Indemnitee, directly or indirectly, arising out of or in connection with:
(a)any inaccuracy of any of the Fundamental Representations of the Seller and Company as if such Fundamental Representation was made on and as of the date hereof and on and as of the Closing Date (except for representations and warranties that expressly relate to another specified date, in which case the inaccuracy or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement;
(c)any matters described in Section 9.2(c) of the Company Disclosure Schedules; or
(d)any Fraud by the Seller.
Section 9.3    Indemnification by Buyer. Buyer shall defend and hold harmless Seller, each of Seller’s Affiliates and each of their respective officers, directors, employees, agents, heirs, executors, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred or suffered by any Seller Indemnitee, directly or indirectly, arising out of or in connection with:
(a)any inaccuracy of any of the representations or warranties of Buyer contained in Article VII of this Agreement was made on and as of the date hereof and on and as of the Closing Date (except for representations and warranties that expressly relate to another specified date, in which case the inaccuracy or breach of which will be determined with reference to such specified date);
(b)any breach of or failure to comply with any covenant or agreement made by the Buyer in this Agreement; or
(c)any Fraud by Buyer.

Section 9.4    Indemnification Procedure.
(a)The Person seeking indemnification under this Article IX (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any claim, including any third party claim, which may give rise to any indemnity obligation under this Article IX, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within ten (10) days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party (in its sole reasonable discretion). Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The Parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.
(b)If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within thirty (30) days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Authority, by a settlement of the indemnification claim in accordance with Section 9.3(a) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 9.3, the Seller will deliver evidence of such Resolution to the Buyer, whereupon the Buyer will pay to the Seller Indemnitee promptly following such Resolution an amount in cash equal to the Losses of such Seller Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 9.2, the Buyer will deliver evidence of such Resolution to the Seller, whereupon the Seller will pay to the Buyer Indemnitee promptly following such Resolution an amount in cash equal to the Losses of such Buyer Indemnitee as set forth in such Resolution.
Section 9.5    Mitigation; Cooperation. The following are subject to the procedures, coverage, limitations, exclusions and exceptions of the R&W Insurance:
(a)Mitigation. The Indemnified Party shall have an obligation to mitigate Losses that may give rise to claims for indemnification under this Article IX and to that end each Indemnified Party shall use commercially reasonable efforts and shall consult and cooperate with the Indemnifying Party or Parties with a view towards mitigating such Losses.

(b)Cooperation. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, Buyer and Seller hereto agree to cooperate and use reasonable efforts to vigorously defend against and respond thereto and make reasonably available to each other such personnel, witnesses, books, records, documents or other information within each Party’s control that are necessary or appropriate for such defense (except for trade secrets, documents subject to any confidentiality agreement, attorney-client privilege or other applicable privilege and such items which may not be made available pursuant to a court order).
(c)Net Damages and Subrogation. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any proceeds, benefits or recoveries obtained by the indemnified party from any other third party, including any proceeds from insurance policies covering the event or claim giving rise to the indemnification obligation and (ii) the amount of any Tax benefit to the indemnified party resulting from the event or claim giving rise to the indemnification obligation. Each indemnified party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Party with respect to any Losses after the indemnified party has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party shall pay to the indemnifying party the amount of such proceeds, benefits or recoveries (up to the amount of the indemnifying party’s payment). Upon making any payment to an indemnified party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of the Losses to which such payment related. Such Indemnified Party and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
Section 9.6    Limitations on Indemnity Payments. The following are subject to the procedures, coverage, limitations, exclusions and exceptions of the R&W Insurance Policy:
(a)Subject to Section 9.6(b), an Indemnified Party may not recover Losses from Buyer or Seller, as applicable, in respect of any claim for indemnification under Section 9.2 or Section 9.3, as applicable, unless and until Losses have been incurred, paid or properly accrued by the applicable Indemnified Parties in an aggregate amount greater than $20,000 (the “Indemnification Threshold”), and once such Indemnification Threshold has been exceeded, the Indemnified Party will be entitled to recover for such Losses in excess of the Indemnification Threshold, provided, that, for the avoidance of doubt, the Indemnification Threshold will not apply to a claim by a Buyer Indemnified Party for recovery from the R&W Insurance Policy or the matters described on Section 9.2(c) of the Company Disclosure Schedules; any share of the deductible related to the R&W Insurance Policy paid by Buyer Indemnified Party will count toward the Indemnification Threshold to the extent the amount of any such claim exceeds the Indemnification Threshold.
(b)Subject to Section 9.6(a), recovery by an Indemnified Party of its Losses in the aggregate will be subject to the following limitations:
(i)With respect to Losses claimed under Section 9.2, a Buyer Indemnitee will recover all of its Losses as follows:
1.first, from the R&W Insurance Policy;

2.second, to the extent such Losses exceed the amount recovered from (including by operation of the retention or the limits thereunder), or are not covered, or are denied coverage under, the R&W Insurance Policy, directly from the Seller (inclusive of indemnification claims satisfied pursuant to the Escrow Agreement);
(ii)With respect to Losses claimed under Section 9.2 (other than for matters described in Section 9.2(c) of the Company Disclosure Schedules), the aggregate amount of all Losses for which the Seller may be liable shall not exceed the $300,000 held in escrow for indemnification pursuant to the Escrow Agreement (other than for Losses due to a breach of the Fundamental Representations or in the case of Fraud).
1.With respect to Losses claimed under Section 9.3, any Seller Indemnitee will recover all of its Losses directly from Buyer; and
2.With respect to Losses claimed under Section 9.3, the Seller Indemnified Parties will be entitled to recover against Buyer in excess of the Purchase Price (other than in the case of Fraud).
(iii)Any entitlement of an Indemnitee to make a claim against an Indemnifying Party under this Agreement will be determined without duplication of recovery by reason of the same state of facts giving rise to such claim constituting a breach of more than one representation, warranty, covenant or agreement and/or an adjustment to the Purchase Price.
(iv)Notwithstanding any other provision of this Agreement, no party hereto or any of its Affiliates shall have liability for any indirect, exemplary or punitive damages, and Losses indemnifiable hereunder shall not include such damages, except to the extent, if any, such Losses are incurred due to Fraud of a party hereto.
(c)Matters described in Section 9.2(c) of the Company Disclosure Schedules. The matters described in Section 9.2(c) of the Company Disclosure Schedules shall not be limited by any Indemnification Threshold or the ceiling described in Section 9.6(b)(ii).
Section 9.7    Sole Remedy. Subject to Section 12.9, the Parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under the Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to Section 12.9 or the indemnification provisions set forth in this Article IX. Nothing in this Section 9.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.9 or to seek any remedy on account of fraud by any Party hereto. For purposes of clarity, nothing in this Agreement shall limit the Buyer’s right to recover against the R&W Insurance Policy.
Article X
TERMINATION
Section 10.1    Termination. This Agreement may be terminated, and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)by mutual written consent of Buyer and Seller;
(b)by the Buyer by written notice to the Seller if:
(i)the Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IV and such breach, inaccuracy or failure cannot be cured by the Seller by December 3, 2023 (the “Termination Date”);
(ii)the Seller or the Company has breached any of their respective representations or covenants contained herein and (A) such breach has not been cured within 10 days after Buyer’s notice of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 4.1 or Section 4.2 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)by the Seller by written notice to the Buyer if:
(i)the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IV and such breach, inaccuracy or failure cannot be cured by the Buyer by the Termination Date; or
(ii)the Buyer has breached any of its representations or covenants contained herein and (A) such breach has not been cured within 10 days after Seller’s notice of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 4.1 or Section 4.3 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)by the Buyer or the Seller in the event that:
(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)any Governmental Authority shall have issued an injunction, writ, judgment, order or decree restraining or enjoining the transactions contemplated by this Agreement, and such injunction, writ, judgment, order or decree shall have become final and non-appealable.
(e)Any Party desiring to terminate this Agreement pursuant to Section 10.1 must give notice of such termination to the other Party describing in reasonable detail the basis for such termination.

Section 10.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 this entire Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Seller or Company, except that (i) Article X and Article XII shall survive such termination and remain valid and binding obligations of the Parties and (ii) that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.
Article XI
TAX MATTERS
Section 11.1    Tax Returns.
(a)With the exception of Tax Returns for Transfer Taxes which are addressed solely by Section 11.4, the Seller shall, at its own cost and expense, prepare or cause to be prepared all Company Tax Returns for the Company for all Pre-Closing Periods that are due on or before the Closing Date.
(b)With the exception of Tax Returns for Transfer Taxes, which are addressed solely by Section 11.4, the Buyer shall, at its cost and expense, prepare or cause to be prepared and file or cause to be filed all Company Tax Returns that have not been filed as of the Closing Date, that relate to a Pre-Closing Period and that are due (taking into account extensions) after the Closing Date. All such Company Tax Returns shall be prepared consistent with the past practice of the Company, except as otherwise required by applicable Law. At least forty-five (45) days prior to the due date for each such Company Tax Return prepared by the Buyer, the Buyer shall submit such Company Tax Return to the Seller for the Seller’s review. No later than fifteen (15) days prior to the date on which such Company Tax Return is due (after taking into account any valid extension), the Seller may make reasonable changes and revisions to such Company Tax Return. The Buyer shall cooperate fully in making any reasonable changes and revisions to such Company Tax Return.
Section 11.2    Straddle Periods. In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

Section 11.3    Cooperation. Each Party will promptly forward to the other a copy of all written communications from any Governmental Authority relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each Party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the Company and the Seller, as applicable, will give to the Buyer reasonable written notice and, to the extent the Buyer so requests, the Company and the Seller, as applicable, will permit the Buyer to take possession of all such information, records and documents. In addition, the Parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return. Each Party will bear its own costs and expenses in complying with the provisions of this Section 11.3.
Section 11.4    Transfer Taxes. The Seller and the Buyer shall be liable for and shall pay when due all transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees imposed upon the Transactions (“Transfer Taxes”) incurred in connection with this Agreement or any of the Contemplated Transactions, if any, as follows: 50% of such Transfer Taxes shall be borne by the Buyer and 50% of such Transfer Taxes shall be borne by the Seller. The Person as determined and communicated by the Seller required by any Law to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law. To the extent permitted by any applicable Law, the Parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

Section 11.5    Tax Proceedings. If (i) a Governmental Authority asserts any audits or other Action with respect to Taxes against the Company and (ii) the Seller is reasonably expected to be responsible for any portion of the related Taxes (any such audit or other Action, a “Tax Claim”), then the Party first receiving notice (whether directly, or indirectly through an Affiliate of such Party) of such Tax Claim shall promptly provide to the other Party a written notice specifying in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority in respect of such Tax Claim; provided, however, that the failure of such Party to give such prompt and detailed notice shall not relieve the other Party of any of its obligations under this Section 11.5, except to the extent that the other Party is prejudiced thereby. If, within ten (10) days after the Seller receives notice of a Tax Claim (whether from a Governmental Authority or pursuant to the first sentence of this Section 11.5), the Seller provides to the Buyer a written notice in which the Seller elects to contest, and to control the defense or prosecution of, such Tax Claim, then, subject to the provisions of this Section 11.5, the Seller shall have the right to defend or prosecute and the right to control, at the Seller’s cost and expense, such Tax Claim by all appropriate proceedings. For any such Tax Claim the defense or prosecution of which the Seller elects to control (a “Seller Controlled Proceeding”), (A) the Seller shall defend or prosecute the Tax Claim diligently and in good faith, (B) the Seller shall not, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax Claim that is reasonably expected to result in any material Tax for which the Buyer or the Company would be responsible or otherwise materially adversely impact the Buyer or the Company with respect to a taxable period that ends after the Closing Date, (C) the Seller shall inform the Buyer of all material developments and events relating to such Tax Claim (including providing to the Buyer copies of relevant portions of all written materials relating to such Tax Claim), (D) the Parties shall cooperate with each other and each Party’s representatives in good faith in order to contest effectively such Tax Claim and (E) the Buyer and its representatives shall be entitled, at the expense of the Buyer, to attend and participate in all conferences, meetings and proceedings relating to such Tax Claim. The Buyer shall have the right to control all Tax Claims (other than a Seller Controlled Proceeding); provided that (v) the Buyer shall defend or prosecute the Tax Claim diligently and in good faith, (w) the Buyer shall inform the Seller of all material developments and events relating to such Tax Claim (including providing to the Seller copies of relevant portions of all written materials relating to such Tax Claim), in each case, with respect to any issues in such Tax Claim for which the Seller is reasonably expected to have a liability or other obligation pursuant to this Agreement, (x) the parties shall cooperate with each other and each Party’s representatives in good faith in order to contest effectively such Tax Claim, (y) the Seller and its representatives shall be entitled, at the Seller’s cost and expense, to attend and participate in all conferences, meetings and proceedings with respect to any issues in such Tax Claim for which the Seller is reasonably expected to have a liability or other obligation pursuant to this Agreement and (z) the Buyer shall not, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of any issues in such Tax Claim for which the Seller is reasonably expected to be responsible.

Section 11.6    Refunds. The Seller shall be entitled to any refunds of or reductions from Taxes (whether in the form of cash received or a credit against Taxes otherwise payable) actually received by the Company or any of its Affiliates in respect of the Pre-Closing Period or in respect of the portion of any Straddle Period that ends on and includes the Closing Date. The Buyer shall cause the Company and its Affiliates to use commercially reasonable efforts to obtain any such refunds to which the Company or any of its Affiliates may be entitled, and shall deliver to the Seller any such refunds within five (5) Business Days of receipt by the Company or its Affiliates, after deducting any Taxes incurred in connection with obtaining and receiving the refund. The Buyer shall be entitled to any refunds of or reductions from Taxes (whether in the form of cash received or a credit against Taxes otherwise payable) actually received by the Seller or any of its Affiliates in respect of the Post-Closing Period or in respect of the portion of any Straddle Period that ends after the Closing Date. The Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with the Buyer to obtain any such refunds to which the Company may be entitled, and shall deliver to the Company any such refunds to the extent actually received by the Seller or any of its Affiliates within five (5) Business Days of receipt by the Seller or its Affiliates, after deducting any Taxes incurred in connection with obtaining and receiving the refund; provided, however that it shall be the Buyer’s sole obligation to obtain any such refunds in respect of the Post-Closing Period or in respect of the portion of any Straddle Period that ends after the Closing Date.
Section 11.7    Election Code. No election under Code Section 338 or any similar provision of applicable Law shall be made with respect to the Company and the Contemplated Transactions.
Article XII
MISCELLANEOUS
Section 12. 1    Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived only by written instrument making specific reference to this Agreement signed by the Buyer, the Company and the Seller. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement and a waiver of any provision by any Party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 12.2    Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by email, provided that the e-mail is not returned with an undeliverable, delayed or similar message, provided, further, that such notice must also be sent via a method described in subsection (c) or (d) hereof, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service wherein the courier provided proof of delivery, and in each case, addressed to a Party at the following address for such Party:
Notices to Seller:
Playboy Enterprises, Inc.
c/o PLBY Group, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024
Attention: Chris Riley

Email: criley@plbygroup.com

with a copy to:
(which shall not constitute notice to Seller)
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Claudia B. Dubón, Esq.
Email: cdubon@olshanlaw.com

Notices to Buyer:
LV Holding, LLC
2029 Century Park East - Suite 4200N
Los Angeles, CA 90067
Attention: Lawrence Li
Email: LLi@lfp.com
with a copy to:
(which shall not constitute notice to Buyer):
Lipsitz Green Scime Cambria LLP
42 Delaware Ave. Suite 120
Buffalo, NY 14202
Attention: Paul J. Cambria, Jr.
Email: pcambria@lglaw.com
Section 12.3    Assignment. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations set forth in this Agreement shall be assigned, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, by any of the Company or the Seller, on the one hand, or the Buyer, on the other hand, without the prior written consent of the other Party(ies); provided, however, following the termination of this Agreement or the Closing, Seller may assign its obligations hereunder by operation of law or upon a change of control. Any assignment in violation of the preceding sentence shall be void.
Section 12.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision.

Section 12.5    Interpretation.
(a)The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No distinction in interpretation shall be made between the terms “shall” and “will.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns. The Company Disclosure Schedules are hereby incorporated as a substantive part of this Agreement by this reference as if set forth fully herein.
(b)The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.
(c)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(d)The headings used herein are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.
Section 12.6    Entire Agreement. This Agreement, the Confidentiality Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
Section 12.7    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, notwithstanding that all parties are not signatories to the original or the same counterpart. A signed copy of this Agreement delivered by PDF or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.8    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any Delaware state or federal court. The Parties hereto hereby (a) submit to the exclusive jurisdiction of any California state or federal court located in California for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by any Party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.2. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
Section 12.9    Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or State court in California having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.4 above), in addition to any other remedy to which they may be entitled, at law or in equity.
Section 12.10    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied, shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.
Section 12.11    Entire Agreement. This Agreement, together with the Transaction Documents, the Escrow Agreement and the Exhibits hereto, constitutes the entire agreement among the parties regarding the subject matter hereof and supersedes all prior undertakings and agreements of the Parties, whether written or oral, with respect to the subject matter hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date and year first above written.

BUYER:

LV Holding, LLC

By: /s/ Fabio Pinto
Name: Fabio Pinto
Title: Manager

COMPANY:

TLA Acquisitions Corp.

By: /s/ Ben Kohn
Name: Ben Kohn
Title: Chief Executive Officer & President

SELLER:

Playboy Enterprises, Inc.

By: /s/ Ben Kohn
Name: Ben Kohn
Title: Chief Executive Officer & President